Exhibit 99.1

S. Y. BANCORP, INC.

P.O. Box 32890

Louisville, Kentucky  40232-2890

(502) 582-2571

Contact:	Nancy B. Davis
Executive Vice President
Chief Financial Officer
(502) 625-9176

S.Y. BANCORP COMPLETES THE OFFERING OF

3,000,000 CUMULATIVE TRUST PREFERRED SECURITIES

LOUISVILLE, Ky. (December 23, 2008) -- S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, and S.Y. Bancorp Capital Trust II, today announced the sale by the Trust of 3,000,000 10% cumulative trust preferred securities, which represent preferred undivided interests in the assets of the Trust, at an offering price of $10 per preferred security.  The offering, which includes 300,000 trust preferred securities to cover over-allotments, was underwritten by J.J.B. Hilliard, W.L. Lyons, LLC.

            The trust preferred securities will mature on December 31, 2038, but are callable by the Company after December 31, 2013.  They will be listed and will trade on NASDAQ under the symbol SYBTP.

The proceeds from the sale of the trust preferred securities were used by the Trust to invest in debentures issued by S.Y. Bancorp.  Net proceeds to S.Y. Bancorp from the offering are expected to total approximately $28.5 million.  The Company will use approximately $4.35 million of the net proceeds from the sale of the debentures to reduce indebtedness currently outstanding under its line of credit with an unaffiliated bank.  The remaining net proceeds will be used by S.Y. Bancorp to make additional capital contributions to Stock Yards Bank & Trust Company to support its growth and for general corporate purposes.

            Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce the swift completion of this offering and the favorable response it has received among investors.  Although we have been and continue to be well-capitalized under regulatory standards, we realize the importance of raising additional capital now to strengthen our competitive position and help us better withstand the impact of the current economic downturn."

            Separately, the Company announced that it has received preliminary approval to participate in the U.S. Treasury Department's Capital Purchase Program (CPP), part of the government's effort to restore confidence in the nation's financial system by providing capital to healthy financial institutions.  Under the program, and subject to satisfaction of standard closing conditions, the Treasury Department may invest up to approximately $43 million in newly issued preferred equity stock of S.Y. Bancorp, which would carry a 5% dividend rate for five years, and 9% thereafter.  As part of its investment, the Treasury Department also would receive warrants to purchase common stock of the Company having an aggregate market price of 15% of the investment amount.  Even though S.Y. Bancorp is well-capitalized under regulatory standards, both before and after the trust preferred offering, management continues to evaluate the Company's participation in the CPP in light of a changing economic environment. With completion of the trust preferred securities offering, the Company will likely decline to participate in the CPP. The Company expects to make a decision about CPP participation in January 2009.

Heintzman noted that interest paid on the debentures will be tax deductible to the Company, resulting in an effective financing rate more comparable to the initial, non-deductible dividend rate that would apply should the Company elect to sell preferred shares under the CPP.  Moreover, it remains level while the trust preferred securities are outstanding; the rate on preferred shares issued under the CPP will rise significantly if not redeemed in five years.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.653 billion in assets as of September 30, 2008, was incorporated in 1988 as a bank holding company.  It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although S.Y. Bancorp's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which S.Y. Bancorp and its subsidiaries operate; continued economic slowdown and continued public stock market volatility; competition for S.Y. Bancorp's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which S.Y. Bancorp has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of S.Y. Bancorp's customers; and other risks detailed in S.Y. Bancorp's filings with the SEC, all of which are difficult to predict and many of which are beyond the control of S.Y. Bancorp.

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